Sound Financial Bancorp, Inc. Announces Third Quarter 2014 Earnings
Quarterly Net Income of $1.2 million, or $0.47 per share
Seattle, Wash., October 28, 2014 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended September 30, 2014, or $0.47 per diluted common share, as compared to net income of $994,000, or $0.38 per diluted common share, for the quarter ended September 30, 2013.
"We are pleased once again that our results show growth in both revenue and earnings per share.  Our recently completed acquisition of three Columbia Bank branches complemented deposit growth throughout our existing retail branches during the quarter.  We successfully completed the acquisition and data conversion simultaneously which allowed us to welcome our new clients immediately upon closing the transaction with a full suite of Sound Community Bank services to choose from." said Laurie Stewart, President and CEO.  "Loan demand in our market areas remains steady and we are taking advantage of this economic improvement with measured portfolio growth."
In August, the Bank completed its acquisition of three retail branches on the North Olympic Peninsula in Sequim, Port Ludlow and Port Angeles. The acquisition increased the Bank's existing deposit market share in Sequim and Port Angeles and extended the Bank's footprint into Port Ludlow.  The Bank acquired $22.2 million in deposits and $1.1 million in loans in the transaction.  In conjunction with the transaction, Sound Community Bank closed their existing Sequim location at 541 N. 5th Ave. on September 12th, consolidating all operations in the Columbia facility at 645 W. Washington St.  In Port Angeles, the former Columbia branch facility will close November 10 and all operations will be consolidated in the Sound Community Bank location at 110 N. Alder St.  After the closings, the Bank will operate six retail offices, the virtual "EZ Branch" and one loan production office.
The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.05 per share, payable on November 26, 2014 to stockholders of record as the close of business on November 12, 2014.
Highlights for the third quarter of 2014 include:
●	Annualized return on average assets was 1.07% for the current quarter, compared to 1.09% for the second quarter of 2014 and an increase of 13.5% from 0.96% for the third quarter of 2013;
●	Annualized Return on average equity was 10.09% for the current quarter, compared to 10.22% for the second quarter of 2014 and an increase of 16.8% from 8.64% for the third quarter of 2013;
●	Net interest income increased to $4.8 million for the current quarter, an increase of 3.0% compared to the second quarter of 2014 and 8.5% from the same period last year;
●	Provision for loan losses remained unchanged at $200,000 for both the current quarter and the second quarter of 2014, and decreased 55.6% from $450,000 for the third quarter of 2013;
●	Loans increased 6.8% to $417.4 million at September 30, 2014, compared to December 31, 2013 and increased 9.9% from September 30, 2013;
●	Deposits increased 15.7% to $403.2 million at September 30, 2014, compared to December 31, 2013 and increased 18.1% from September 30, 2013;
●	Annualized net charge-offs remained at 0.18% for both the current quarter and second quarter of 2014 and decreased 34 basis points from the same period last year; and
●	Tier 1 leverage ratio of 10.37% and a Total risk-based capital asset ratio of 14.16% at September 30, 2014.
Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on both a holding company and bank level at September 30, 2014.
Operating Results
Net interest income increased $139,000 to $4.8 million in the third quarter of 2014, compared to the second quarter of 2014 and increased $376,000 from $4.4 million in the third quarter of 2013.  The increase was primarily a result of higher average loan balances.
The net interest margin was 4.43% for the third quarter of 2014, compared to 4.40% for the second quarter of 2014 and 4.55% in the third quarter of 2013. The decline in the net interest margin from a year ago was due to lower asset yields due to the continued low interest rate environment.
The provision for loan losses in the third quarter of 2014 was $200,000, which was the same as the second quarter of 2014.  The provision for loan losses was $450,000 for the third quarter of 2013.  The decline from a year ago was primarily due to lower charge-offs which was partially offset by increases to the provision related to higher average loan balances and changes in the composition of our loan portfolio.
Noninterest income increased $311,000, or 27.8%, to $1.4 million in the third quarter of 2014, compared to $1.1 million in the second quarter of 2014.  Noninterest income increased $405,000, or 39.5%, from $1.0 million in the third quarter of 2013.  The increase was primarily reflective of increased gains on sale of loans, mortgage servicing income and loan fees due to higher purchase activity in the home buying market.

Noninterest expense for the third quarter of 2014 was $4.2 million, compared to $3.8 million for the second quarter of 2014 and $3.6 million for the third quarter of 2013.  The increase from the second quarter was primarily a result of increased operational and data processing expenses related to the branch acquisitions.  The increase from a year ago was primarily from increased operational and data processing expenses related to the acquisition and expansion of online and mobile banking offerings and higher salaries and benefits due to an increase in full time equivalent employees and share based compensation expense partially offset by a $137,000 improvement in losses and expenses related to OREO.
The efficiency ratio for the third quarter of 2014 was 67.09%, compared to 63.60% for the second quarter of 2014 and 63.34% for the third quarter of 2013.  The increase in the efficiency ratio compared to a year ago was primarily due to the higher noninterest expense partially offset by the increases in interest and noninterest income.
Balance Sheet Review, Capital Management and Credit Quality
The Company's total assets as of September 30, 2014 were $479.3 million, compared to $442.6 million at December 31, 2013 and $431.7 million a year ago.  This increase was primarily a result of higher loan and cash balances which increased $26.4 million and $6.8 million, respectively, from December 31, 2013 and $37.6 and $8.2 million, respectively, from September 30, 2013.
The investment securities available-for-sale portfolio totaled $12.9 million at September 30, 2014, compared to $15.4 million at December 31, 2013 and $16.6 million at September 30, 2013.  At September 30, 2014, the securities available-for-sale portfolio was comprised of $8.4 million of agency mortgage-backed securities (all issued by U.S. Government-sponsored entities), $2.5 million in private-label mortgage-backed securities and $2.0 million in municipal bonds.
Loans, excluding loans held-for-sale, totaled $417.4 million at September 30, 2014, compared to $390.9 million at December 31, 2013 and $379.8 million a year ago.  At September 30, 2014, commercial and multifamily real estate loans accounted for 38.0% of the portfolio and residential real estate loans accounted for 30.9% of the portfolio.  Home equity, manufactured, floating homes and other consumer loans accounted for 14.5% of the portfolio.  Construction and land loans accounted for 10.8% of the portfolio and commercial and industrial loans accounted for the remaining 5.8% of the portfolio.
The weighted average yield on the loan portfolio was 5.19% for the third quarter of 2014, compared to 5.17% for the second quarter of 2014 and 5.43% for the third quarter of 2013.
Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased to $3.8 million, or 0.80% of total assets, at September 30, 2014 compared to $3.1 million, or 0.70% of total assets at December 31, 2013.  NPAs were $2.9 million, or 0.67% of total assets, at September 30, 2013.  This increase was primarily the result of a $1.5 million commercial property loan which was restructured during the third quarter of 2014.  The following table summarizes our NPAs at September 30, 2014, December 31, 2013 and September 30, 2013:
Nonperforming Loans:	At Sep 30, 2014		At Dec 31, 2013		At Sep 30, 2013
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$828	21.7%	$772	24.9%	$1,005	34.6%
Home equity loans	280	7.3	222	7.2	622	21.4
Commercial and multifamily	2,228	58.4	820	26.5	230	7.9
Manufactured	214	5.6	106	3.4	65	2.3
Other consumer	3	0.1	1	nm	-	nm
Total nonperforming loans	3,553	93.2	1,921	62.0%	1,922	66.2%
OREO and Other Repossessed Assets:
One- to four- family	189	5.0	1,086	35.0	898	30.9
Manufactured	70	1.8	92	3.0	83	2.9
Total OREO and repossessed assets	259	6.8	1,178	38.0	981	33.8
Total nonperforming assets	$3,812	100.0%	$3,099	100.0%	$2,903	100.0%
______________
nm = not meaningful

The following table summarizes the allowance for loan losses:
	For the Quarter Ended:
Allowance for Loan Losses	Sep 30,	Jun 30,	Sep 30,
(in $000s, unaudited)	2014	2014	2013
Balance at beginning of period	$4,191	$4,176	$4,129
Provision for loan losses during the period	200	200	450
Net charge-offs during the period	(161)	(185)	(464)
Balance at end of period	$4,230	$4,191	$4,115

Allowance for loan losses to total loans	1.01%	1.04%	1.08%
Allowance for loan losses to total nonperforming loans	119.05%	195.66%	214.10%

The increase in the allowance for loan losses at September 30, 2014, compared to the prior quarter and year ago quarter was due to increased average loan balances which were partially offset by lower charge-offs.  Net charge-offs totaled $161,000 for the quarter ended September 30, 2014, compared to $185,000 for the second quarter of 2014 and $464,000 for the third quarter of 2013.
Deposits increased to $403.2 million at September 30, 2014, compared to $348.3 million at December 31, 2013 and $341.3 million at September 30, 2013.   FHLB borrowings decreased to $20.7 million at September 30, 2014, compared to $43.2 million at December 31, 2013 and $40.4 million at September 30, 2013.

The total cost of deposits decreased to 0.60% during the quarter ended September 30, 2014, from 0.61% for the second quarter of 2014 and 0.63% during the quarter ended September 30, 2013.  The total cost of borrowings was 0.64% during the quarter ended September 30, 2014, compared to 0.56% for the second quarter of 2014 and 0.60% for the quarter ended September 30, 2013.
Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.
These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2014 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.
There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.
CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter	Year over Year
(in $000s, unaudited)	Sep 30, 2014	Jun 30, 2014	Sep 30, 2013	% Change	% Change
Interest income	$5,395	$5,240	$4,985	3.0%	8.2%
Interest expense	612	596	578	2.7	5.9
Net interest income	4,783	4,644	4,407	3.0	8.5
Provision for loan losses	200	200	450	0.0	(55.6)
Net interest income after provision for loan losses	4,583	4,444	3,957	3.1	15.8
Noninterest income:
Service charges and fee income	805	700	564	15.0	42.7
Increase in cash surrender value of life insurance	87	86	78	1.2	11.5
Mortgage servicing income	202	80	76	152.5	165.8
Gain on sale of loans	184	110	37	67.3	397.3
Other noninterest income	153	144	271	6.3	(43.5)
Total noninterest income	1,431	1,120	1,026	27.8	39.5
Noninterest expense:
Salaries and benefits	1,998	1,958	1,858	2.0	7.5
Operations expense	1,155	1,009	825	14.5	40.0
Data processing	606	328	348	84.8	74.1
Losses and expenses related to OREO	(12)	78	125	(115.4)	(109.6)
Other noninterest expense	447	402	410	11.2	9.0
Total noninterest expense	4,194	3,775	3,566	11.1	17.6
Income before income taxes	1,820	1,789	1,417	1.7	28.4
Income tax expense	585	573	423	2.1	38.3
Net income	$1,235	$1,216	$994	1.6	24.2

KEY FINANCIAL RATIOS (in $000s, unaudited)
Return on average assets	1.07%	1.09%	0.96%	(1.8)%	11.5%
Return on average equity	10.09	10.22	8.64	(1.3)	16.8
Net interest margin	4.43	4.40	4.55	(0.7)	(2.6)
Efficiency ratio	67.09	63.60	63.34	5.5	5.9

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter	Year over Year
(in $000s, except per share data, unaudited)	Sep 30, 2014	Jun 30, 2014	Sep 30, 2013	% Change	% Change
Basic earnings per share	$0.49	$0.48	$0.39	2.1%	25.6%
Diluted earnings per share	$0.47	$0.47	$0.38	0.0	23.7
Weighted average basic shares outstanding	2,516	2,510	2,577	0.2	(2.4)
Weighted average diluted shares outstanding	2,609	2,601	2,634	0.3	(0.9)
Common shares outstanding at period-end	2,516	2,516	2,551	0.0	(1.4)
Book value per share	$19.64	$19.15	$17.75	2.6	10.6

CONSOLIDATED BALANCE SHEET				Sequential Quarter	Year over Year
(in $000's, unaudited)	Sep 30, 2014	Dec 31, 2013	Sep 30, 2013	% Change	% Change
ASSETS
Cash and cash equivalents	$22,139	$15,334	$13,961	44.4%	58.6%
Securities available-for-sale, at fair value	12,944	15,421	16,639	(16.1)	(22.2)
Loans held-for-sale	2,490	130	1,664	1815.4	49.6
Loans:
One- to four- family residential	129,168	117,452	114,720	10.0	12.6
Home equity	34,782	35,155	35,317	(1.1)	(1.5)
Commercial and multifamily	158,635	156,600	147,768	1.3	7.4
Construction and land	45,186	44,300	43,780	2.0	3.2
Manufactured homes	12,584	13,496	13,966	(6.8)	(9.9)
Other consumer	13,000	10,255	9,393	26.8	38.4
Commercial business	23,996	13,668	14,842	75.6	61.7
Total loans, gross	417,351	390,926	379,786	6.8	9.9
Allowance for loan losses	(4,230)	(4,177)	(4,115)	1.3	2.8
Loans, net	413,121	386,749	375,671	6.8	10.0
Accrued interest receivable	1,446	1,366	1,313	5.9	10.1
Bank-owned life insurance	11,321	11,068	10,950	2.3	3.4
OREO and other repossessed assets, net	259	1,178	981	(78.0)	(73.6)
Mortgage servicing rights, at fair value	3,115	2,984	2,843	4.4	9.6
FHLB stock, at cost	2,247	2,314	2,336	(2.9)	(3.8)
Premises and equipment, net	5,621	2,138	2,174	162.9	158.6
Other assets	4,576	3,929	3,196	16.5	43.2
Total assets	$479,279	$442,611	$431,728	8.3	11.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	44,219	34,594	34,575	27.8	27.9
Demand deposit, interest-bearing	98,739	70,639	56,320	39.8	75.3
Savings and money market	87,584	85,578	94,105	2.3	(6.9)
Time deposits	172,632	157,528	156,342	9.6	10.4
Total deposits	403,174	348,339	341,342	15.7	18.1
Accrued interest payable and other liabilities	5,958	4,547	4,082	31.0	46.0
Borrowings	20,738	43,221	40,381	(52.0)	(48.6)
Total liabilities	429,870	396,107	385,805	8.5	11.4
Shareholders' Equity:
Common stock	25	25	26	0.0	(3.8)
Paid-in capital	23,218	23,829	24,370	(2.6)	(4.7)
Unearned shared – ESOP	(1,369)	(1,369)	(1,598)	0.0	(14.3)
Retained earnings	27,348	24,288	23,410	12.6	16.8
Accumulated other comprehensive loss	187	(269)	(285)	(169.5)	(165.6)
Total shareholders' equity	49,409	46,504	45,923	6.2	7.6
Total liabilities and shareholders' equity	$479,279	$442,611	$431,728	8.3	11.0

CREDIT QUALITY DATA (in $000's, unaudited)	Sep 30, 2014	Dec 31, 2013	Sep 30, 2013	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$904	$558	$1,161	62.0%	(22.1)%
Nonperforming TDRs and loans over 90 days past due and on accrual	2,649	1,363	761	94.4	248.1
Total nonperforming loans	3,553	1,921	1,922	85.0	84.9
OREO and other repossessed assets	259	1,178	981	(78.0)	(73.6)
Total nonperforming assets	3,812	3,099	2,903	23.0	31.3
Performing TDRs on accrual	4,660	5,404	5,918	(13.8)	(21.3)
Net charge-offs during the quarter	161	138	464	16.7	(65.3)
Provision for loan losses during the quarter	200	200	450	0.0	(55.6)
Allowance for loan losses	4,230	4,177	4,115	1.3	2.8
Classified assets	7,874	7,192	9,212	9.5	(14.5)
Allowance for loan losses to total loans	1.01%	1.07%	1.08%	(5.6)	(6.5)
Allowance for loan losses to total nonperforming loans	119.05%	217.44%	214.10%	(45.2)	(46.1)
Nonperforming loans to total loans	0.85%	0.49%	0.50%	73.5	70.0
Nonperforming assets to total assets	0.80%	0.70%	0.67%	14.3	19.4

OTHER PERIOD-END STATISTICS
(unaudited)
Sound Community Bank:
Loan to deposit ratio	102.47%	111.74%	110.10%	(8.3)%	(6.9)%
Noninterest-bearing deposits / total deposits	10.97	9.93	10.10	10.5	8.6
Leverage ratio	10.37	10.00	10.32	3.7	0.5
Tier 1 risk-based capital ratio	13.00	13.02	13.03	(0.2)	(0.2)
Total risk-based capital ratio	14.16	14.26	14.28	(0.7)	(0.8)

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305